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                                                                   Exhibit 10.21






                          THE CIT GROUP/BUSINESS CREDIT
                           1211 Avenue of the Americas
                            New York, New York 10036
                                 (212) 536-1200




                                                     September 14, 1997



Mr. Kurt Swenson
Rock of Ages Corporation
369 North State Street
Concord, NH  03301

Dear Kurt:

It is with pleasure that I provide you with this commitment letter for the financing of the Rock of Ages Corporation (ROA) subsequent to the closing of ROA's public offering. In connection therewith, The CIT Group/Business Credit, Inc. (the "Lender") is pleased to inform you that we have approved a secured committed credit facility to ROA in the amount of $50,000,000.00 ("Line of Credit"), consisting of, and subject to, the following:

REVOLVING LINE OF CREDIT

     1. A revolving Line of Credit (the "Revolving Line of Credit") evidenced by a Financing Agreement ("Agreement") providing for revolving advances ("Revolving Loans") up to the lesser of (a) $25,000,000.00 or
          (b) the sum of (i) seventy five percent (75.0%) of eligible accounts receivable plus (ii) fifty percent (50.0%) of eligible inventory.

LETTER OF CREDIT SUBLINE

     2. Within the Revolving Line of Credit the Lender will assist ROA in opening documentary letters of credit for the importation of inventory and


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Mr. Kurt Swenson
September 14, 1997
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          standby letters of credit, all in an amount not to exceed $3,000,000 in the aggregate at any one time. All letters of credit shall be reserved from availability.

ACQUISITION TERM LOAN

     3. The Agreement will also provide for a series of term loans not to exceed $25,000,000 in the aggregate to ROA ("Acquisition Line of Credit") subject to the fulfillment of each of the following conditions: a) each advance under the Acquisition Line of Credit (each an "Acquisition Loan" and collectively the "Acquisition Loans") must be utilized exclusively for the purchase of distributors of granite memorials, granite quarries, manufacturers and/or retailers of granite products: b) no Acquisition Loan may be less than $1,000,000.00; c) ROA must give thirty (30) days prior written notice of intent to draw down each Acquisition Loan; d) each Acquisition Loan will be disbursed concurrent with an acquisition; e) no more than two (2) Acquisition Loans per calendar quarter; provided that you may combine several acquisitions within your request for any Acquisition Loan; f) all Acquisition Loans shall be due and payable in full upon any termination of the Agreement; g) the structure of the acquisition must be acceptable to the Lender; h) assets must be acquired free and clear of liens concurrent with an acquisition; i) ROA must give the Lender liens on the assets so acquired; j) the Lender must be given thirty (30) days notice to conduct a review of the assets and the business which review must be reasonably satisfactory to the Lender;
          k) at the Lender's request ROA must furnish to the Lender an ap-praisal of the equipment and real estate and an environmental review of a proposed acquisition target and l) all Acquisition Loans will amortize as follows: the principal amount of each Acquisition Loan shall be repaid in quarterly installments on each March 31, June 30, September 30 and December 31 of each year commencing


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Mr. Kurt Swenson
September 14, 1997
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          for each Acquisition Loan on the last day of the first full quarter after such Acquisition Loan is made (with the portion of the amortization schedule attributable to each such advance based upon a seven (7) year repayment schedule) with a final installment of the remaining principal amount outstanding, payable on September 30, 2002, provided that at your election a portion of such Acquisition Loans not to exceed $12,500,000 in the aggregate shall not amortize and shall be due and payable in full on September 30, 2002.

          Amounts repaid on an Acquisition Loan may not be reborrowed. The Acquisition Loans shall be subject to the Prepayment Premium described in paragraph 10.

TERM

     4. The Agreement shall have an initial term of five years with automatic annual renewals thereafter (each year an "Anniversary Date") unless terminated by the Lender on the fifth Anniversary Date or any subsequent Anniversary Date and then only upon sixty (60) days prior notice. The Acquisition Loans shall be due and payable in full upon any termination of the Agreement.

INTEREST RATES AND FEES

     5. Interest and Fees will be computed and payable monthly per the following grids:

PRICING GRID #1

                      Premium Over      Premium
   Funded Debt to      The Chase          Over          Unused Line        Letter of Credit
     Net Worth       Manhattan Rate      LIBOR              Fee                   Fee
     ---------       --------------      -----              ---                   ---

    1.00 to 1.50         (.25)            2.25       $50,000 per annum           1.250
       <1.00             (.50)            1.75       $50,000 per annum           1.125



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Mr. Kurt Swenson
September 14, 1997
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PRICING GRID #2

                                          Premium
   Funded Debt to    Reference Rate         Over       Unused Line      Letter of Credit
     Net Worth         Plus Over         LIBOR Plus        Fee*               Fee
     ---------         ---------         ----------        ----               ---

    1.00 to 2.50           .25              2.75          0.??5              1.500
     .75 to 1.00            0               2.50          0.??5              1.375
     .50 to .75          (.25)              2.00          0.250              1.250
      .25 < .50          (.50)              1.75          0.250              1.125
        < .25            (.50)              1.50          0.??0              1.125


Pricing Grid #2 will go into effect in the event the Lender has not sold down the Loans to $25,000,000 within 120 days after closing of the Agreement. The grid will become effective on the first day of the month following the 120th day.

Lender will use all reasonable efforts among a group of at least five potential participants or co-lenders, otherwise acceptable to the Lender, to find a participant or co-lender agreeable to price grid #1. ROA will, if requested by Lender, assist Lender in selling down the loans by meeting with potential participants or co-lenders to explain ROA's business and its prospects.

          The Chase Manhattan Bank Rate is the rate of interest per annum announced by Chase Manhattan Bank from time to time as its prime rate in effect at its principal office in the City of New York. Such rate is not intended to be the lowest rate charged by Chase Manhattan Bank to its borrowers. ROA may elect to use Libor provided i) ROA gives the Lender three business days prior notice of such election and ii) there is then no unwaived or uncured default under the Agreement. In no event may ROA have more than four (4) Libor elections at any one time. Upon ROA's election of a Libor option,

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Mr. Kurt Swenson
September 14, 1997
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          ROA shall i) specify a one, two, three or six month Libor period and
          ii) pay the Lender a $500 processing fee upon the effective date of such Libor election.

     6. The Line of Credit Fee, payable at the end of each month, based on the above grid will be computed on the difference between the sum of i) the Revolving Line of Credit and ii) the Acquisition Line of Credit and the sum of (i) the average daily Revolving Loan balance due the Lender, (ii) the average daily balance of outstanding letters of credit; and iii) the principal amount of the Acquisition Loans on the dates of disbursement.

     7. A Collateral Management Fee of $12,000 per year will be charged i) under Pricing Grid #1 only when Funded Debt to Net Worth exceeds 1.50 to 1; ii) at all times under pricing Grid #2.

     8. A $25,000 Loan Facility Fee, payable at closing which amount includes a documentation fee for the use of the Lender's Legal Department and its facilities in documenting the proposed transaction.

     9.   A Syndication Fee of up to $125,000 payable to participant.

     10. ROA may terminate the Agreement at any time. However, should ROA terminate the Agreement prior to the fifth Anniversary Date, the Lender shall earn an Early Termination Fee determined by multiplying the average daily Revolving Loan balance during the term of the Agreement by i) 1% if the termination date is on or before the first Anniversary Date; ii) .50% if the termination date is after the first Anniversary Date but on/or before the second Anniversary Date; and iii) .25% if the termination date is after the second Anniversary Date but prior to the fifth Anniversary Date.



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Mr. Kurt Swenson
September 14, 1997
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     11.  The Borrower may prepay at any time, in whole in part, the Acquisition
          Loans. Should ROA so prepay an Acquisition Loan in conjunction with ROA's termination of the Agreement, the Lender shall earn a Prepayment Premium determined by multiplying the amount so prepaid by one per-cent (1%), provided, however, no Prepayment Premium shall be due if such prepayment is within six (6) months before the fifth Anniver-sary Date.

COLLATERAL

     12. To secure the obligation due the Lender by ROA, ROA will grant the Lender a first and exclusive lien on all of ROA's present and future accounts receivable, inventory, trademarks, patents, general intangibles, equipment, and real estate (owned) and stock in any subsidiary.

COVENANTS

     13. The Agreement will contain such warranties, representations, covenants and events of default as are customary for financing transactions of this type. ROA will provide to the Lender, among other things, monthly interim financial statements. The year-end statements must be certified by an independent public accountant mutually acceptable to the Borrower and the Lender.

CONDITIONS OF CLOSING

     14. The foregoing is furnished as a means of affording ROA a guide to, and an outline of, the material terms and conditions of the commitment. Moreover, you appreciate that the foregoing is subject to:

          (a) successful completion of an initial public offering of ROA's common stock generating net proceeds of at least $35,000,000.00;



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Mr. Kurt Swenson
September 14, 1997
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          (b) the execution and delivery of appropriate legal documentation which must be satisfactory in form and substance to ROA and Lender and to their respective counsels;

          (c) the Lender's satisfaction with the financial condition of ROA and an updated examination of the books and records of ROA;

          (d) the absence of any material adverse change in the financial condition, business, prospects, profitability, assets or operations of ROA. It is understood and agreed that any adverse change in the terms, conditions, assumptions or projections supplied to the Lender by the ROA and on which the Lender based its decision to issue this letter may, in the Lender's reasonable business discretion, be construed by the Lender as a material adverse change; and

          (e) the Lender's receipt of, and satisfaction with, a 12 month Cash Budget Projection.

OUT OF POCKET EXPENSES

     15. The Borrower shall reimburse the Lender (whether or not this transaction is consummated) for out-of-pocket costs and expenses (including reasonable fees and expenses of outside legal counsel) incurred in connection with the Agreement, including, but not limited to, those incurred by the Lender in connection with the preparation, execution and closing of this financing transaction, and the perfection of liens and security interests.

COMMITMENT FEE

     16. To induce the Lender to issue this commitment letter, please remit a non-refundable commitment fee in the amount of $5,000.00 (the "Commitment Fee") which will be refunded only upon consummation of the proposed financing transaction.


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Mr. Kurt Swenson
September 14, 1997
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We each hereby expressly waive any right to trial by jury of any claim, action or cause of action arising under this letter, any transaction related hereto, or any other instrument, document or agreement executed or delivered in connection herewith, whether sounding in contract, tort or otherwise.

This letter (a) embodies the entire agreement and understanding between the parties hereto with respect to the subject matter of this letter and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, of the parties with respect thereto, and (b) can be changed only by a writing signed by each of the parties hereto and shall bind and benefit each of such parties and their respective successors and assigns.

If the foregoing is acceptable to you, please so indicate by signing and returning to us the enclosed copy of this letter together with your check to our order in the amount of the Commitment Fee not later than the close of business on September 22, 1997. If not accepted by you as herein provided, this commitment shall expire at the close of business on September 22, 1997. If acceptable, the financing facility offered herein will expire at the close of business December 31, 1997 unless the documents contemplated hereunder have been fully executed. Upon our receipt from you of an executed copy of this letter together with a check for said Commitment Fee, we will sign below to confirm our acceptance and return a fully executed copy to you. We welcome the opportunity to work with you on this transaction and we hope to hear from you


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Mr. Kurt Swenson
September 14, 1997
Page 9


soon. Should you have any questions or comments, please feel free to contact us at anytime.



                                             Very truly yours,
                                             THE CIT GROUP/BUSINESS
                                               CREDIT, INC.


                                             By: /s/ James Coheeney
                                                 ------------------------
                                             Title: Vice President



Read and Agreed to this __ day of September, 1997;

Rock of Ages Corporation



By: /S/ Kurt M. Swenson
--------------------------------
Title:  President

                                             THE CIT GROUP/BUSINESS
                                               CREDIT, INC.



                                             By:
                                                 ------------------------
                                             Title: